January 22, 2000

Mr. Victor M. Perez
2066 Navajo Trail
Lafayette, CO 80026

RE:   Separation Agreement

Dear Victor:


You have agreed to remain an employee of Storage Technology Corporation ("StorageTek" or the "Company") through March 31, 2000 or such earlier date as you may be terminated for "Cause" (the "Termination Date"). This letter will confirm our agreement concerning the termination of your employment with StorageTek on that date and will define the terms of your severance under this Separation Agreement (the "Separation Agreement") and your Executive Employment Agreement dated October 1, 1999 (the "Employment Agreement") at the Termination Date. This Separation Agreement supersedes all previous oral and written agreements regarding your employment with StorageTek, it being understood that the terms and conditions of this Separation Agreement, to the degree that they may conflict with the terms and conditions of your Employment Agreement, shall in all cases supersede the terms of the Employment Agreement, which agreement shall unless otherwise stated herein, remain in full force and effect.


      REPORTING RELATIONSHIP AND DUITES: You will retain the title of Executive Vice President and Chief Operating Officer (COO) through the Termination Date. However, your current duties as COO will end on January 31, 2000. For the period from January 31, 2000 through the Termination Date, your duties and responsibilities will be significantly altered, including the understanding that you will no longer have operational responsibility for any portion of the Company. During your period of continued employment and up until the Termination Date, you will continue to receive your current salary, which amounts will be Grossed Up (as defined below) and your current officer benefit package, including, but not limited to, your auto allowance, executive life insurance and 1999 income tax preparation expenses and 1999 income tax equalization with respect to Puerto Rico. During your employment with the Company through the Termination Date, you will report to the President and Chief Executive Officer (CEO). However, this reporting relationship may be changed at any time before the Termination Date by the Company.


      GOALS AND OBJECTIVES: During your period of continued employment with the Company you have agreed to focus on: (i) assisting in defining, implementing and achieving the on-going corporate restructuring and corporate-wide cost reductions, (ii) assisting in the disposition of certain Company assets, including its facilities in Toulouse, France,
      (iii) assisting in the negotiation of and entering into definitive agreements regarding strategic business alliances, and (iv) such other tasks as may be reasonably requested of you, from time-to-time, by the Board of Directors, the CEO, or President, as the case may be. On the Termination Date you will also execute such documents or letters as may be necessary to resign from any positions you may then hold as an officer and/or director of any subsidiaries or affiliates of the Company.

      SEPARATION PAYMENT: The Company will pay, within 30 days of the Termination Date, a separation payment to you equal to: (i) one and one-half times your then current annual salary, and (ii) one and one-half times your then current target annual MBO bonus. It is further agreed that you will submit a pro forma tax return for the year 2000 to the Company on the Termination Date and that the Company will use such pro forma information to gross up your income tax payments vis-a-vis Puerto Rico as has been the past practice in your employment relationship with the Company (hereafter to be called the "Gross Up" or to be "Grossed up" as the case may be), said amounts to be paid by StorageTek Puerto Rico as directed by you and no later than 30 days after the Termination Date subject to a reconciliation between you and the Company based on actual tax amounts owed as though you were working in Puerto Rico. This reconciliation is agreed to have been completed on or before April 15, 2001.

      CONSULTING  AGREEMENT:  Effective from the  Termination  Date, you will be offered a consulting agreement with the Company, which consulting agreement will end on September 30, 2000 (the "Consulting Period Termination Date"). Under the terms of this consulting agreement, you will be paid a consulting fee equal to $50,000 per quarter for the two quarters ending June 30, 2000 and September 30, 2000. During this consulting period one of your primary objectives will be to resolve the matters pertaining to the Toulouse, France facility project. In regard to the Toulouse project, should you successfully conclude this project to the satisfaction of StorageTek via one or more definitive agreements that will have been entered into on or before September 30, 2000, then you shall be entitled to receive an incentive bonus equal to $50,000. If during the term of your consulting agreement, the Company determines, for reasons that are not related to the lack of attractive transaction proposals, that the Toulouse project should be terminated, then you will be entitled to receive the $50,000 incentive bonus as though you had successfully completed the project in addition to your full consulting fee for the period ended September 30, 2000. In all respects regarding your consulting agreement, you will be reimbursed for all reasonable out of pocket expenses by StorageTek. Additionally, all consulting fees shall be Grossed Up for the year 2000.

      STOCK OPTIONS AND RESTRICTED STOCK: Due to your "Involuntary Termination" on the Termination Date, in accordance with the terms of Section 5 of your Employment Agreement all of your outstanding and unvested stock options will immediately vest (according to the terms of your Stock Option Agreements and the Company's 1995 Stock Option Plan) and the Company's right to repurchase any of your previously granted restricted stock will terminate on the Termination Date. Pursuant to the terms of StorageTek's Stock Option Plan, you will have 90 days from the Consulting Period Termination Date to exercise all of your vested options, which "exercise window" will therefore remain open until December 31, 2000. However, if because of your consulting responsibilities to the Company, your knowledge of the Company's activities may render you ineligible to trade in the Company's stock due to the possession of "material inside information", the Company will extend its consulting agreement with you such that your eligible "trading window" will be moved back to insure that you have a 90-day trading window, free from SEC trading prohibitions.


      COBRA PAYMENTS: Starting from the Termination Date, you will be entitled to receive COBRA benefits for the equivalent medical and dental coverage for you and your family as may be in effect at the Termination Date, such COBRA benefits will be paid for in full on your behalf by the Company. These COBRA benefits will be paid for by the Company until the earlier to occur of either (i) a date 18 months from the Termination Date, or (ii) such time as you shall have entered into permanent employment with an employer with a medical and dental plan.


      DEFERRED COMPENSATION ACCOUNT: Per elections you have made under the Storage Technology Corporation Deferred Compensation Plan (the "Plan"), at the Termination Date you shall be entitled to receive a lump sum distribution of your Plan account balances, said payments to be subject to such federal, state and local income tax withholdings and other requisite payments as may be required by the Plan and/or the relevant laws, it being understood that no amendment to the Plan shall, in and of itself, cause you to pay any penalties for receiving such lump sum distribution immediately following the Termination Date. To the degree that your contributions to your Plan account were subject to a tax equalization Gross Up at the time they were made, then upon distribution those same amounts, and all interest earned thereon, shall be Grossed Up for the year of distribution, provided said contributions were not previously Grossed Up.


      OUT PLACEMENT SERVICES, ETC.: Starting on the Termination Date, you shall be eligible to participate in and receive the Company's standard executive job placement assistance, such assistance to be paid for on your behalf by the Company. You will also receive tax preparation assistance in an amount of up to 2% of your annual salary for the preparation of you 2000 tax returns. You will also be authorized to purchase you office PC at its book value on your Termination Date.


      CHANGE IN CONTROL: If during your employment with the Company, the Company should be acquired under a "Change in Control" event as that term has been defined in your Employment Agreement, then you will receive the full severance benefit as defined in the Employment Agreement. If a "Change in Control" event were to occur after your employment with the Company had been terminated, but prior to midnight December 31, 2000, then you will receive an additional severance payment equal to one-half times your salary and one-half times your on plan MBO bonus, as they were in effect on the Termination Date. All amounts received by you on account of a "Change in Control" shall be Grossed Up in the year received.

      NO ADVERSE COMMENT: You agree that during your employment with the Company through the Termination Date and for at least two years following the Termination Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (a) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that related to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties (regardless of whether the communication of such information is intended to have or cause that result is within your control), or (b) provide to any person (other than your attorney, accountant and/or spouse) or entity any information that concerns or related to the negotiations or circumstances leading to the execution of this Separation Agreement. Likewise, the Company shall refrain, for a similar period of time, from communicating any adverse comments relating to you and/or your tenure with the Company or the circumstances leading to the execution of this Separation Agreement.


      NON-SOLICITATION PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed,
      (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruited, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of any person who is then employed by the Company.


      NON-COMPETE PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of eighteen months from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company, or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company, provided however that if at any time during this eighteen month prohibitionary period the Company shall have a "Change in Control" event as defined in your Employment Agreement, then this employment prohibition shall be retroactively reset so as to run chronologically for a period of one year from the Termination Date. Per
      Section 8, those companies deemed to be competitors to StorageTek are ATL/Quantum, Exabyte, Breece Hill, EMC, Hewlett-Packard, Sun Microsystems and IBM. Provided however, you may at any time request permission from the Company, in writing, to accept employment with any of these designated competitor companies. If the product areas or business units with which you seek to affiliate do not compete with StorageTek, and StorageTek at its reasonable discretion determines that such employment would not be adverse to the interest of StorageTek, then the Company shall approve such employment, such approval not to be unreasonably withheld or delayed and such approval only to be effective if communicated in writing.

      EARLY TERMINATION: In the event of your Involuntary Termination, prior to the Termination Date, the Company will pay you the separation pay and benefits identified above at the time of your termination, including but not limited to the vesting of your stock options and restricted stock and the lump sum distribution of your Plan account balance, provided that you sign the Settlement and Release Agreement attached as Exhibit A to your Employment Agreement. During the period of your employment with the Company, all other terms of your employment as stated in your Employment Agreement, including termination for "Cause" provisions will remain in effect through the Termination Date. If you voluntarily terminate your employment with the Company before the Termination Date, then you will not be entitled to receive any of the separation benefits set forth in this Separation Agreement.


      SETTELMENT AND RELEASE: The payments recited in this Separation Agreement are contingent upon your execution and delivery to the Company a Settlement and Release Agreement substantially in the form attached as Exhibit A to your Employment Agreement.

      COMPANY RELEASE: The Company hereby irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "Releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against Releasees and any and all liability which Releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on Releasees' dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby


      NONDISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the terms of this Separation Agreement or the circumstances of its execution with any person, other than your attorneys, accountants, immediate family members, prospective employers, or authorized Company personnel (said personnel to be explicitly designated by the Company's President and CEO). You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors. As to matters related to an anticipated announcement via news releases, internal electronic postings and other communications regarding your new reporting relationships, your new duties and your pending departure from the Company and any subsequent news releases or other announcements that may make reference to the fact of your termination from the Company, the Company will work with you to insure that suitable communications are drafted such that announcements do not reflect adversely on your professional reputation or tenure with the Company.

      This Separation Agreement shall be deemed for purposes of the Older Workers Benefits Protection Act to have been delivered to you for your consideration on the date set forth above. You have 21 days from that date to decide whether or not to accept this agreement. If you accept this agreement, you will then have seven days from the date you sign and deliver an executed copy of this agreement to the Company to revoke your acceptance by notifying the Company in writing of your desire to do so. No amounts otherwise due to you under this Separation Agreement will be paid to you until the expiration of the seven day revocation period. When you are ready to do so, please sign both copies of this letter below, indicating your acceptance, and return one copy for our files.


Accepted and Agreed:                            Very truly yours,
                                          STORAGE TECHNOLOGY CORP.


--------------------------                      ------------------------------
Victor M. Perez                           David E. Weiss
                                          Chairman, President and
                                          Chief Executive Officer